EXHIBIT 99

For Immediate Release

May 11, 2004

Assisted Living Concepts, Inc.

Announces First Quarter 2004 Financial Results

DALLAS, TEXAS, May 11, 2004 — Assisted Living Concepts, Inc. (OTC.BB: ASLC), a national provider of assisted living services, today announced financial results for the three months ended March 31, 2004.

Net income for the quarter ended March 31, 2004 was $1.6 million, or $0.24 per share, as compared to $1.0 million, or $0.16 per share, for the quarter ended March 31, 2003. Income from continuing operations before income taxes was $1.8 million for the quarter ended March 31, 2004, compared to $0.9 million for the quarter ended March 31, 2003. Revenue increased $1.4 million to $42.6 million for the quarter ended March 31, 2004, compared to the same quarter of 2003.

Interest expense declined by $1.0 million, compared to first quarter of 2003, primarily due to the refinancing executed in December 2003, which lowered the Company’s average interest rate, including variable rate debt, by approximately 160 basis points.

“We are pleased with the continued improvement in our financial results” said Steven L. Vick, President and Chief Executive Officer. “We continue to focus on quality of care for our residents and our employees that have made that possible, which has contributed to our first quarter success.”

Assisted Living Concepts, Inc. operates 177 owned and leased assisted living residences with 6,838 units for older adults who need help with the activities of daily living, such as eating, bathing, dressing and medication management. In addition to housing, the Company provides personal care, support services, and nursing services according to the individual needs of its residents, as permitted by state law. This combination of housing and services provides a home-like setting and cost efficient alternative that encourages independence for individuals who do not require the broader array of medical and health services provided by skilled nursing facilities. The Company currently has residences in Oregon, Washington, Idaho, Nebraska, Iowa, Arizona, Texas, New Jersey, Ohio, Pennsylvania, Indiana, Louisiana, Michigan and South Carolina.

Contact Information:
Steven L. Vick, President and Chief Executive Officer
(214) 424-4001
svick@alcco.com

Edward A. Barnes, Senior Vice President, Chief Financial Officer,
Chief Accounting Officer and Treasurer
(214) 424-4002
ebarnes@alcco.com

Web address: www.assistedlivingconcepts.com

This press release and statements made by or on behalf of Assisted Living Concepts, Inc. relating hereto may be deemed to constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements, including without limitation, statements containing the words “will,” “believes,” “anticipates,” “estimates,” “intends,” “expects,” “should,” “could,” and words of similar import, are forward looking statements. These forward-looking statements may be affected by risks and uncertainties, including without limitation (i) our ability to control costs and improve operating margins, (ii) our ability to increase occupancy, (iii) our ability to increase our revenue at a pace which exceeds expense inflation, (iv) our ability to operate our residences in compliance with evolving regulatory requirements, (v) the degree to which our future operating results and financial condition may be affected by a reduction in Medicaid reimbursement rates, and (vi) our ability to extend or renegotiate our current debt agreements. In light of such risks and uncertainties, our actual results could differ materially from such forward-looking statements. Except as may be required by law, we do not undertake any obligation to publicly release any revisions to any forward-looking statements contained herein to reflect events and circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.

ASSISTED LIVING CONCEPTS, INC.

CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended
	March 31,
	2003	2004
Revenue	$41,144	$42,556
Operating expenses:
Residence operating expenses	27,723	28,737
Corporate general and administrative	4,342	4,572
Building rentals	3,105	3,162
Depreciation and amortization	1,676	1,902

Total operating expenses	36,846	38,373

Operating income	4,298	4,183
Other income (expense):
Interest expense	(3,429)	(2,388)
Interest income	36	34
Other expense, net	(4)	(4)

Total other expense, net	(3,397)	(2,358)

Income from continuing operations before income taxes	901	1,825
Income tax expense	364	272

Income from continuing operations	537	1,553
Discontinued operations:
Income from operations (including gain on sale of assets)	830	—
Income tax expense	336	—

Income from discontinued operations	494	—

Net income	$1,031	$1,553

Basic earnings per share:
Income from continuing operations	$0.08	$0.24
Income from discontinued operations	0.08	—

Net income	$0.16	$0.24

Diluted earnings per share:
Income from continuing operations	$0.08	$0.23
Income from discontinued operations	0.08	—

Net income	$0.16	$0.23